Exhibit 99.1 (b) 4

CONSOLIDATED STATEMENTS OF CASH FLOWS

NDCHealth Corporation and Subsidiaries

(In thousands)

	Year Ended
	May 30, 2003	May 31, 2002
Cash flows from operating activities:
Net income	$30,602	$15,110
Adjustments to reconcile net income to cash provided by operating activities:
Equity in losses of affiliated companies	1,348	2,064
Non-cash restructuring, impairment and other charges	2,283	—
Non-cash early extinguishment of debt charges	1,217	—
Depreciation and amortization	30,881	24,374
Deferred income taxes	19,365	(8,620)
Provision for bad debts	1,678	1,619
Loss related to investments	14,455	41,000
Other, net	3,440	269
Changes in assets and liabilities which provided (used) cash, net of the effects of acquisitions:
Accounts receivable, net	(4,296)	(6,429)
Prepaid expenses and other assets	(17,732)	(3,492)
Accounts payable and accrued liabilities	(7,195)	(1,973)
Accrued interest on long term debt	12,269	161
Deferred revenue	14,426	636
Income taxes	827	(2,067)

Net cash provided by operating activities	103,568	62,652

Cash flows from investing activities:
Capital expenditures	(44,791)	(30,985)
Business acquisitions, net of acquired cash	(116,146)	(119,626)
Investing activities and other non-current assets	(8,180)	(14,310)

Net cash used in investing activities	(169,117)	(164,921)

Cash flows from financing activities:
Net (repayments) borrowings under lines of credit	(91,000)	91,000
Credit facility fee	—	(889)
Net principal payments under capital lease arrangements and other long-term debt	(8,033)	(2,371)
Net cash from refinancing activities	168,006	—
Net issuances related to stock activities	4,634	6,559
Dividends paid	(5,568)	(5,457)

Net cash provided by financing activities	68,039	88,842

Cash flows from discontinued operations:
Cash provided by tax benefits of discontinued operations	6,106	21,233
Cash used in discontinued operations	(5,940)	(6,779)

Net cash provided by discontinued operations	166	14,454

Increase in cash and cash equivalents	2,656	1,027
Cash and cash equivalents, beginning of period	13,447	12,420

Cash and cash equivalents, end of period	$16,103	$13,447